Exhibit 99.1

Accendra Health Announces Extension of $150 Million Receivables Sale Program To 2029

Richmond, VA – November 2, 2026 – Accendra Health, Inc. (NYSE: ACH) (the “Company”) today announced that it executed an amendment to its Receivables Purchase Agreement (the “Receivables Sale Program”) on October 29, 2026. The amendment, among other things, extends the Scheduled Termination Date of the facility to October 2029, and the $150 million size of the Receivables Sale Program is unchanged.

“We are pleased to have worked with our banking partner to extend the Receivables Sale Program until October of 2029. The facility size remains unchanged, further ensuring the Company’s liquidity strength, and we believe that this continued partnership demonstrates the strength of our accounts receivable portfolio and processes,” said Jonathan Leon, EVP and Chief Financial Officer of Accendra Health, Inc.

Safe Harbor

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the SEC’s Fair Disclosure Regulation. This release contains certain “forward looking” statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the statements in this release regarding our future prospects and performance, including our expectations with respect to our financial performance, our 2026 financial results, our expectations regarding the performance of our business following the completion of the sale of the Products & Healthcare Services business, our cost saving initiatives, future indebtedness and growth, industry trends, as well as statements related to our expectations regarding the performance of our business, including our ability to address macro and market conditions. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Investors should refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 20, 2026, including the section captioned “Item 1A. Risk Factors,” as applicable, and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause the Company’s actual results to differ materially from its current estimates. These filings are available at www.accendrahealth.com. Given these risks and uncertainties, the Company can give no assurance that any forward-looking statements will, in fact, transpire and, therefore, cautions investors not to place undue reliance on them. The Company specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

About Accendra Health

Accendra Health, Inc. (NYSE: ACH) is a leading nationwide provider of products, technology, and services that support health beyond the hospital for millions of people each year. We connect patients, providers, and insurers, delivering innovative solutions that help promote better health outcomes and improve quality of life for people living with chronic, complex health conditions. Backed by the industry-leading expertise of our Apria and Byram brands, Accendra Health is reimagining the future of home-based care. To learn more about our broad portfolio of essentials for diabetes, sleep health, wound care, respiratory care, urology, and ostomy, visit www.accendrahealth.com.

ACH-CORP

ACH-IR

Contacts

Investors
Will Parrish
Vice President, Corporate Development & Investor Relations
Investor.Relations@accendra.com

Media
Darla Turner
media@accendra.com